Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 28, 2010	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

THIRD QUARTER 2010 RESULTS

BOSTON — The Federal Home Loan Bank of Boston announced the following unaudited results for the quarter ended September 30, 2010. The Bank’s net income was $41.3 million for the third quarter, the fourth consecutive quarter of positive net income.

“We are pleased to report another increase in quarterly earnings. Every profitable quarter helps the Bank move toward our goal of returning to a position where we can resume dividend payments, repurchase excess stock, and more fully fund the Affordable Housing Program,” said Edward A. Hjerpe III, president and chief executive officer. “We continue to focus on building retained earnings while delivering our core solutions of liquidity and longer-term funding to our members. Credit losses in the investment portfolio have declined in recent quarters. However, given slow growth in the economy and a less-than robust recovery in the housing market, we are experiencing a reduced demand for advances and remain cautious regarding additional potential credit losses in future periods.”

Third Quarter 2010 Balance-Sheet Highlights

Total assets were $62.0 billion as of September 30, 2010, a decrease of $0.5 billion, or 0.8 percent, compared with $62.5 billion at December 31, 2009. The small net decrease was mainly due to a $7.4 billion decrease in advances and a $0.2 billion decrease in mortgage loans, offset by a $7.3 billion increase in investments.

Total advances were $30.2 billion as of September 30, 2010, a decrease of $7.4 billion, or 19.6 percent, compared with $37.6 billion at December 31, 2009. The reduction in advances was primarily attributable to subdued lending activities and continued high deposit levels at member financial institutions.

Total investments were $28.3 billion at September 30, 2010, an increase of $7.3 billion, or 35.0 percent, compared with $20.9 billion at December 31, 2009. The increase was primarily attributable to a $4.3 billion increase in short-term investments, a $2.4 billion increase in agency debentures, and a $593.3 million increase in mortgage-backed securities. The par value of private-label MBS declined from $3.6 billion at December 31, 2009, to $3.1 billion at September 30, 2010, while the carrying value of private-label MBS declined from $2.2 billion at December 31, 2009, to $1.9 billion at September 30, 2010.

Total mortgage loans were $3.3 billion at September 30, 2010, a decrease of $0.2 billion, or 6.6 percent, compared with $3.5 billion at December 31, 2009, as origination volumes remained relatively low.

Total GAAP capital was $3.2 billion at September 30, 2010, an increase of $0.4 billion, or 14.9 percent, compared with $2.8 billion at December 31, 2009, primarily attributable to an $83.0 million increase in retained earnings and a $0.3 billion decrease in accumulated other comprehensive loss. Retained earnings at September 30, 2010, totaled $225.6 million. The decrease in accumulated other comprehensive loss was due to a decline in unrealized losses on available-for-sale securities, as well as a decline in the net noncredit portion of other-than-temporary impairment losses.

The Bank’s total regulatory capital-to-asset ratio was 6.4 percent at September 30, 2010, exceeding the regulatory minimum requirement by 2.4 percent. The Bank’s permanent capital was $4.0 billion.

Third Quarter 2010 Operating Results

Net income for the third quarter of 2010 was $41.3 million, a $146.8 million increase from a net loss of $105.4 million in the third quarter of 2009. The increase was primarily due to a $168.3 million decrease in the credit-related other-than-temporary impairment charges on certain private-label MBS, partially offset by factors including a $6.6 million decrease in net interest income after provision for credit losses, a $10.3 million increase in REFCorp assessments, and a $4.6 million increase in Affordable Housing Program contributions.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $5.9 million for the third quarter of 2010, a $168.3 million, or 96.6 percent, decrease from the $174.2 million recorded in the third quarter of 2009. The $5.9 million charge resulted from an increase in projected losses on the collateral underlying 37 private-label MBS with a combined par value of $715.9 million. The reduction in credit losses attributable to other-than-temporary impairment, compared with the third quarter of 2009, primarily reflects the relative stabilization in projected factors, such as home prices and unemployment rates, that affect the expected performance of the mortgage loans underlying the Bank’s private-label MBS.

Net interest income after provision for credit losses for the third quarter of 2010 was $74.9 million, a $6.6 million, or 8.0 percent, decrease from the $81.4 million recorded in the third quarter of 2009. The decrease was primarily attributable to a $753.4 million reduction in average earning assets from $63.4 billion during the third quarter of 2009 to $62.6 billion during the third quarter of 2010. This decline was driven by a $7.6 billion decline in average advances balances, from $39.7 billion during the third quarter of 2009 to $32.1 billion during the third quarter of 2010, and reflects members’ declining needs for wholesale funding due to increases in deposit levels, as well as a three-basis-point reduction in the net interest margin.

Net interest margin and net interest spread declined modestly quarter over quarter, at 0.48 percent and 0.41 percent, respectively, for the third quarter of 2010, compared with 0.51 percent and 0.44 percent, respectively, for the third quarter of 2009.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	09/30/2010	06/30/2010	12/31/2009
ASSETS
Advances	$30,205,259	$36,015,723	$37,591,461
Investments (1)	28,283,283	25,094,658	20,947,464
Mortgage loans held for portfolio, net	3,274,414	3,316,901	3,505,975
Total assets	62,002,647	64,706,788	62,487,000

LIABILITIES
Deposits	743,909	780,296	772,457
Consolidated obligations, net	56,782,988	59,765,254	57,686,832
Mandatorily redeemable capital stock	86,608	86,618	90,896

CAPITAL
Class B capital stock	3,662,292	3,658,866	3,643,101
Retained earnings	225,569	184,231	142,606
Accumulated other comprehensive loss	(712,950)	(806,144)	(1,021,649)
Total capital	3,174,911	3,036,953	2,764,058
Total liabilities and capital	62,002,647	64,706,788	62,487,000

Regulatory capital ratio	6.4%	6.1%	6.2%
Ratio of market value of equity (MVE) to par stock (2)	89.1%	86.8%	77.6%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	09/30/2010	06/30/2010	09/30/2009	09/30/2010	09/30/2009

Total interest income	$222,789	$220,812	$245,327	$655,051	$915,783
Total interest expense	147,469	146,403	163,508	436,951	692,047
Net interest income	75,320	74,409	81,819	218,100	223,736
Net interest income after provision for credit losses	74,867	74,405	81,419	217,212	222,436
Net impairment losses on investment securities recognized in income	(5,876)	(30,443)	(174,190)	(59,142)	(371,628)
Other income (loss)	1,219	(4,088)	1,053	(2,345)	2,410
Operating expense	12,048	12,586	12,106	37,009	41,145
Other expense	1,896	1,803	1,596	5,794	5,136
Affordable Housing Program	4,593	2,080	—	9,218	—
REFCorp	10,335	4,681	—	20,741	—
Total assessments	14,928	6,761	—	29,959	—
Net income (loss)	41,338	18,724	(105,420)	82,963	(193,063)

Performance Ratios:
Return on average assets	0.26%	0.12%	(0.67)%	0.17%	(0.36)%
Return on average equity	5.30%	2.54%	(15.55)%	3.75%	(8.79)%
Net interest spread	0.41%	0.40%	0.44%	0.39%	0.33%
Net interest margin	0.48%	0.46%	0.51%	0.46%	0.41%

(1)          Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)          MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income.  Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A —Quantitative and Qualitative Disclosures About Market Risk—Market and Interest Rate Risk—Measurement of Market and Interest Rate Risk—Market Value of Equity Estimation and Market Risk Limit in its annual report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010.

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Forward-Looking Statements

This release, including the unaudited quarterly balance sheet and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair-value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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